Exhibit 1A-11.2

INDEPENDENT AUDITOR INCLUSION LETTER

We agree to Jennifer L. Anderson, LLC’s inclusion in the Form 1-A Offering Statement dated March 3, 2022, of our audit of the consolidated financial statements of Hygienic Dress League, Corp as of December 31, 2021 and expressly acknowledge reference as an “expert” in the Form 1-A Offering Statement.

Jennifer Anderson, CPA
/s/ Jennifer Anderson
Jennifer L. Anderson, LLC
Moorestown, NJ 08057
February 18, 2022
April 29, 2022